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                                                                   Exhibit 10.46


                          FUNDRAISING AGREEMENT BETWEEN
                   ALLIANCE FACILITIES MANAGEMENT, INC. AND
                               EDISON SCHOOLS INC.

      THIS FUNDRAISING AGREEMENT is made and entered into as of the 23rd day of June, 2000 by and between Edison Schools Inc., a Delaware corporation ("Edison"), and Alliance Facilities Management, Inc. ("AFM"), a nonprofit corporation organized and existing under the laws of the State of Ohio.

WITNESSETH:

      WHEREAS, Alliance Community Schools, Inc. ("ACS"), operates the Dayton Academy, located at 4401 Dayton-Liberty Road and plans to operate the Dayton View Academy, to be located at 500 Paul Laurence Dunbar Street (together, the "Community Schools"), both community schools in Dayton, Ohio that are independent of the Dayton City School District pursuant to Chapter 3314 of the Ohio Revised Code (the "Charter Law"); and

      WHEREAS, the Ohio State Board of Education (the "Sponsor") has entered into two contracts with ACS, one with respect to the Dayton Academy dated November 9, 1998 and one with respect to the Dayton View Academy dated August 2, 1999, in accordance with Section 3314.03 of the Ohio Revised Code (each a "Sponsor Contract") whereby ACS is authorized to establish the Community Schools; and

      WHEREAS, AFM has undertaken to manage the process of designing and building the facilities for such Community Schools, including contracting with a general contractor to construct the facilities for each of the Community Schools; and

      WHEREAS, Edison and ACS have previously entered into an amended and restated Management Agreement, dated May 23, 2000, which sets forth the obligations and duties of each party with respect to the implementation of Edison's educational program at the Dayton Academy (the "Dayton Academy Management Agreement"); and

      WHEREAS, Edison and ACS have previously entered into a Management Agreement, dated ______, 2000, which sets forth the obligations and duties of each party with respect to the implementation of Edison's educational program at the Dayton View Academy (the "Dayton View Management Agreement"); and

      WHEREAS, the Dayton Foundation has entered into a Conditional Grant Agreement to pay any defaults by AFM under the loan agreement for the Dayton Academy School ("DF Conditional Grant"); and

      WHEREAS, Edison and AFM are entering into an LLC Operating Agreement (the "LLC Agreement") of even date to form Alliance-Edison LLC (the "LLC"); and

      WHEREAS, in order to finance the Community School facilities, Edison and AFM plan to work together to raise at least $4 million in charitable contributions to AFM.


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      NOW THEREFORE, in consideration of the mutual covenants and agreements herein set forth, Edison and AFM do hereby agree as follows:

                                    ARTICLE 1
                                     PURPOSE

      1.1 Purpose of the Agreement. The parties agree to conduct a joint fundraising campaign to raise $4 million on behalf of and for the exclusive benefit of AFM in order to secure timely construction of the Community School facilities and to repay in a timely manner certain funds borrowed, or to be borrowed, by AFM or the LLC (the "Campaign"). The campaign shall terminate June 30, 2002.

                                    ARTICLE 2
                                 CAMPAIGN GOALS

      2.1 Fundraising Obligations. The parties agree to use reasonable efforts to work together through June 30, 2002 to raise the full $4 million goal for the Campaign. Within the context of the joint Campaign, the parties will share responsibility as follows. Edison will use reasonable efforts through June 30, 2002 to raise $2 million toward the Campaign (the "Edison Fundraising Amount"), and AFM will use reasonable efforts through June 30, 2002 to raise $2 million toward the Campaign (the "AFM Fundraising Amount"). As part of the Edison Fundraising Amount, Edison will use reasonable efforts to raise, by March 1, 2001, from sources other than government entities in Ohio, and from donors located outside the Dayton, Ohio area, at least $405,000. It is understood that the first $2 million raised from Dayton, Ohio area donors or from government entities in Ohio will be considered to count toward the fulfillment of the AFM Fundraising Amount. Both parties agree to use reasonable efforts through June 30, 2002 to support the entire Campaign, including any amounts to be credited to the other party's Fundraising Amount.

      2.2 Overall Campaign Goals. The goal of the Campaign is to receive at least the following sums of charitable contributions or public grants by the dates listed:

      Date                      Amount            Project
      ----                      ------            -------
      March 1, 2001           $1,245,000       Dayton Academy
      March 1, 2001           $  405,000       Dayton View
      March 1, 2002           $  405,000       Dayton View
      June 30, 2002           $  350,000       Dayton Academy
      June 30, 2002           $1,595,000       Dayton View

The dates listed in this Section 2.2 are referred to herein as "Deadline
Dates."

      2.3 Timing of Donations. Donations will be considered to have been obtained as of the date such funds are actually made available to AFM. Donations for which donors have made firm commitments but for which funds have not yet been forwarded to AFM will be counted as


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having been obtained by the Deadline Date if the party that arranged for such funds agrees to loan (interest free) to AFM the amount of such donation between the applicable Deadline Date for such donations and the actual date of receipt by AFM of such funds, repayment of such funds to be contingent on receipt of the pledged donation. Notwithstanding the foregoing, Edison shall have no obligation to loan such funds to AFM.

      2.4 Recognition of Donor's Intention. It is understood that if a donor specifically provides that its donation is not to be credited toward the Campaign, the parties will not count that donation toward the Campaign.

                                    ARTICLE 3
                             COORDINATION OF EFFORT

3.1 Cooperation. The parties will cooperate with each other in all aspects of the Campaign. Such cooperation will include, for example, joint development of fundraising strategy, joint development of brochures or other informational material regarding the Campaign or the Community Schools, and coordination of schedules to allow for joint meetings with donors.

3.2 Donor Identification. Each party will work to identify potential donors to the Campaign. Prior to contacting any donor (including, among others, local or national foundations, corporations or other businesses, individuals or private foundations, or any government entity), each party will notify the other of the donors it plans to contact and will share any materials, such as letters and any supporting information, that it plans to distribute to or share with such potential donors.

3.3 Meetings. Upon reasonable notice, each party shall make its philanthropic personnel available in Dayton, Ohio on a regular basis to ensure that the Campaign is adequately supported. Edison support will include availability of Edison personnel in Dayton for meetings with important donor prospects, regular status updates with AFM personnel, regular communication to discuss and adjust Campaign strategy, and research on prospects, individuals, foundations, and other funding sources.

      3.4 Costs. Each party will pay its own costs related to the Campaign. However, Edison shall bear any reasonable costs of AFM or ACS related to the solicitation of funds from non-Ohio government entities or from donors outside of the Dayton, Ohio area whose funds are to be credited to the Edison Fundraising Amount or with whom Edison initiated contact.

      3.5 Confidentiality/Description of the Campaign to Donors. In order to reinforce the agreement between the parties that the entire Campaign is a joint endeavor, the parties agree that in all communication regarding the Campaign with potential donors or any other person or entity other than the employees, attorneys, officers and directors of AFM, ACS, or Edison, or lenders involved in either the Dayton Academy or Dayton View projects (and their advisors), they will describe the Campaign as a joint $4 million effort and will not disclose any other terms of this


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Fundraising Agreement. The parties also agree not to share this document with anyone other than the employees, attorneys, officers and directors of AFM, ACS, or Edison or lenders involved in either the Dayton Academy or Dayton View projects (and their advisors) without the express written permission of the other party.

      3.6 Nationally Recognized Figures. Edison shall use reasonable efforts to arrange for two nationally recognized figures to visit Dayton, Ohio in connection with the Campaign. An example of a nationally recognized figure is William Bennett.

      3.7   Compliance with Ohio Statutory requirements.

            (a) AFM hereby consents to Edison's use of the AFM name for the purpose of soliciting funds on AFM's behalf.

            (b) Edison and AFM shall disclose in each advertisement for solicitations the actual or estimated dollar amount of each donation that will benefit AFM.

            (c) AFM shall keep a final accounting for each solicitation it conducts pursuant to this Agreement for a period of three (3) years.

            (d) AFM shall provide a copy of the final accounting for such solicitations within ten (10) days of a written request for said accounting by Edison or the Ohio Attorney General.

            (e) Edison shall indemnify and hold harmless AFM, its affiliates, successors ad assigns, and their respective shareholders, employees, officers, directors, members and agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) incurred or suffered by any of the indemnified parties in connection with or arising out of Edison' breach of this Agreement or failure to comply with the statutory requirements for charitable solicitations for which Edison has contractual or statutory responsibility.

            (f) AFM shall indemnify and hold harmless Edison, its affiliates, successors and assigns, and their respective shareholders, employees, officers, directors, members and agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) incurred or suffered by any of the indemnified parties in connection with or arising out of AFM's breach of this Agreement or failure to comply with the statutory requirements for charitable solicitations for which AFM has contractual or statutory responsibility.

                                     ARTICLE 4
                                      DEFAULT

      4.1 Edison Default. The following shall be considered an "Edison Event of Default": (a) the failure of Edison to arrange for the receipt by AFM of any part of the Edison Fundraising


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Amount outlined in Article 2 by the relevant Deadline Date; or (b) the failure of Edison to provide the co-ordination described in Article 3.

      4.2 AFM Default. The following shall be considered an "AFM Event of Default": (a) the failure of AFM to arrange for receipt by AFM of any part of the AFM Fundraising Amount outlined in Article 2 by the relevant Deadline Date; or (b) the failure of AFM to provide the co-ordination described in Article 3.

      4.3 Event of Default. The terms "Event of Default" as used herein shall mean either an Edison Event of Default or an AFM Event of Default.

      4.4 Opportunity to Cure. The parties agree that no Event of Default, other than an Event of Default listed in 4.1 (a) or 4.2 (a) of this Agreement, will be effective until 30 days after the non-defaulting party gives written notice of the default to the defaulting party. The notice of default shall state clearly the respect in which the non-defaulting party is deemed to be in default under this agreement. Upon receipt of such notice, the defaulting party shall have 30 days to cure such default. In the event such party fails to cure such default within such 30-day period, representatives of the two parties will meet to try to resolve the matter. If these representatives are unable to resolve the matter within ten days, then the Event of Default shall become effective upon notice to the defaulting party by the non-defaulting party of such inability to resolve the matter in accordance with the non-defaulting party's notice of default.

                                     ARTICLE 5
                              CONSEQUENCES OF DEFAULT

      5.1 Consequences of Edison Default. Upon the effective date of any Edison Event of Default described in Section 4.1 (a) of this Agreement, and provided that an AFM Event of Default pursuant to Section 4.2 (a) of this Agreement has not become effective pursuant to Section 4.3 of this agreement, Edison will transfer its interest in the LLC to AFM for $1 within 30 days of the effective date of such notice of default.

      5.2 AFM Default. Upon the effective date of any AFM Event of Default described in Section 4.2 (a) of this Agreement, and provided that an Edison Event of Default pursuant to Section 4.1 (a) of this Agreement has not become effective pursuant to Section 4.3 of this agreement, AFM will transfer its interest in the LLC to Edison for $1 within 30 days of the effective date of such notice of default.

      5.3 Effect of Dayton Foundation Conditional Grant Agreement. The parties agree that should the Dayton Foundation pay any amount of the principle reduction payment of $350,000 due and payable by AFM on June 30, 2002 under the loan for the Dayton Academy school pursuant to the terms and conditions of the DF Conditional Grant, such payment shall be credited to AFM as funds raised for purposes of this Agreement.

                                     ARTICLE 6
                                   MISCELLANEOUS


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      6.1 No Third Party Beneficiary Rights. No third party, whether a constituent of AFM or otherwise, may enforce or rely upon any obligation of, or the exercise of or failure to exercise any right of, AFM or Edison in this Agreement. This Agreement is not intended to create any rights of a third party beneficiary.

      6.2 Construction and Enforcement. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

      6.3 Amendments. This Agreement may be altered, amended, changed, or modified only by agreement in writing executed by Edison and AFM.

      6.4 Section Headings. The section headings shall not be treated as part of this Agreement or as affecting the true meaning of the provisions hereof. The reference to section numbers herein shall be deemed to refer to the numbers preceding each section.

      6.5 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, provided that Edison may, without consent of ACS, delegate the performance but not responsibility for such duties and obligations of Edison to a public charity whose board members include officers or directors of Edison.

      6.6 No Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision. Nor shall such waiver constitute a continuing waiver unless otherwise expressly stated.

      6.7 Notices. All notices required or permitted by this Agreement shall be in writing and shall be either personally delivered or sent by nationally-recognized overnight courier, facsimile or by registered or certified U.S. mail, postage prepaid, addressed as set forth below (except that a party may from time to time give notice changing the address for this purpose). A notice shall be effective on the date personally delivered, on the date delivered by a nationally-recognized overnight courier, on the date set forth on the receipt of a telecopy or facsimile, or upon the earlier of the date set forth on the receipt of registered or certified mail or on the fifth day after mailing.

      To Edison at:           Edison Schools Inc.
                              521 Fifth Avenue, 15th Floor
                              New York, NY 10175
                              Attn:  H. Christopher Whittle
                              Facsimile:  212-419-1604

      with a copy to:         Edison Schools Inc.
                              521 Fifth Avenue, 15th Floor
                              New York, NY 10175
                              Attn: John Williams
                              Facsimile: 212-419-1868

      To AFM at:              Alliance Facilities Management, Inc.


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                              4401 Dayton-Liberty Road
                              Dayton, OH 45414
                              Attn: Dr. Stephen P. Scovic
                              Facsimile: (937) 372-9782

      with a copy to:         Sam Warwar, Esq.
                              Coolidge, Wall, Womsley & Lombard Co., L.P.A.
                              33 West First Street, Suite 600
                              Dayton, OH 45402-1289
                              Facsimile: 937-223-6705

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                               EDISON SCHOOLS INC.


                               By:_________________________________
                               H. Christopher Whittle
                               President and CEO


                               ALLIANCE FACILITIES MANAGEMENT, INC.


                               By:__________________________________
                                    President


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